EXHIBIT-5.1
November 14, 2006
Akorn, Inc.
2500 Millbrook Drive
Buffalo Grove, Illinois 60089
     Re:      Registration Statement on Form S-3
Ladies and Gentlemen:
     We have served as special Louisiana counsel to Akorn, Inc., a Louisiana corporation (“Akorn”), in connection with the opinion set forth herein as to the 1,000,000 shares (the “Shares”) of the common stock of Akorn, no par value per share (“Common Stock”) being offered for resale by the selling shareholder identified in and pursuant to the prospectus included in the Registration Statement on Form S-3 (the “Registration Statement”) being filed by Akorn with the Securities and Exchange Commission (the “SEC”) today.
     In connection with rendering this opinion, we have examined and relied upon photocopies of the following documents:
(a)	Restated Articles of Incorporation of Akorn, dated September 16, 2004 and filed with the Louisiana Secretary of State on September 17, 2004;

(b)	Amended and Restated By-laws of Akorn as amended March 31, 2006;

(c)	The form of Securities Purchase Agreement dated September 13, 2006 by and between Serum Institute of India Limited (the “Investor”) and Akorn (the “Securities Purchase Agreement”);

(d)	The Certificate of Officer of Akorn, Inc., dated today, addressed to us.
     In our examination, and for all purposes of the opinion rendered herein, we have assumed without independent investigation (i) the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as copies thereof, the authenticity of the originals of such documents, and the due execution and delivery of all documents where due execution and delivery are a prerequisite to the effectiveness thereof; (ii) compliance by Akorn and the Investor with the provisions of the Securities Purchase Agreement pursuant to which the Shares were issued; and (iii) the truth and correctness of the matters of fact set forth in the documents described above.

November 14, 2006

     Based upon the foregoing and subject to the following qualifications and comments, we are of the opinion that the Shares have been duly authorized, validly issued, and fully paid and are nonassessable.
     The foregoing opinion is given as of today and is limited to the Louisiana Business Corporation Law and the federal laws of the United States of America, as currently in effect. We assume no obligation to revise or supplement this opinion should facts material to the opinion change or should such currently applicable laws be changed by legislative action, judicial decision or otherwise.
     This opinion is furnished to you in connection with the filing of the Registration Statement and is not to be used, circulated, quoted or otherwise relied upon for any other purpose.
     We hereby consent to the use of this opinion as an exhibit to the Registration Statement and to the reference to our name in the prospectus contained therein. In giving this consent, we do not admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act of 1933 or the General Rules and Regulations of the SEC thereunder.

Very truly yours,

Jones, Walker, Waechter, Poitevent Carrère & Denègre, L.L.P.

By:	/s/ Carl C. Hanemann

Carl C. Hanemann